EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT, dated as of May 21, 2001, by and between STEVEN MADDEN, LTD., a Delaware corporation with offices at 52-16 Barnett Avenue, Long Island City, N.Y. 11104 (the "Corporation"), and CHARLES KOPPELMAN, an individual residing at 34 Glenwood Road, Roslyn Harbor, New York 11756 ("Executive").


                                   WITNESSETH:


                  WHEREAS, Executive has served as a director of the Corporation since 1998 and is currently the acting Chairman of the Board of Directors of the Corporation;

                  WHEREAS, the Corporation and Executive believe that it is in the best interests of the Corporation for Executive to assume the duties of Executive Chair;

                  WHEREAS, in connection with Executive's service as Chairman, pursuant to a letter dated July 25, 2000 (the "Option Letter"), the Corporation agreed to grant Executive an option to purchase 75,000 shares of common stock of the Corporation at an exercise price of $7.00 per share on May 31, 2001 and the Corporation agreed to grant Executive an option to purchase 75,000 shares of common stock of the Corporation on each of the following dates: May 31, 2002, May 31, 2003 and May 31, 2004;

                  WHEREAS, in connection with Executive's assumption of the duties of Executive Chair, the Corporation and Executive desire to terminate the Corporation's obligation to grant Executive options pursuant to the Option Letter (except for the Corporation's obligation to grant Executive options on May 31, 2001) and the Corporation agrees to grant Executive options to acquire common stock of the Corporation as provided for herein; and

                  WHEREAS, subject to the terms and considerations hereinafter set forth, the Corporation wishes to employ Executive in the positions set forth herein and Executive wishes to accept such employment.

                  NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

         Section 1. EMPLOYMENT. The Corporation hereby employs Executive and Executive hereby accepts such employment, as an executive of the Corporation, subject to the terms and conditions set forth in this Agreement.

         Section 2. DUTIES. Executive shall serve as Executive Chairman of the Corporation's Board of Directors and shall properly perform such duties as may be assigned to him from time to time by the Board of Directors of the
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Corporation. If requested by the Corporation's Board of Directors, Executive shall serve on any committee of the Corporation's Board of Directors without additional compensation. During the Term of this Agreement, Executive shall devote a substantial amount of his business time and efforts to the performance of his duties hereunder as requested by the Board of Directors.

         Section 3. TERM OF EMPLOYMENT. The term of Executive's employment, unless sooner terminated as provided herein, shall be for a period of two (2) years commencing July 1, 2001 and ending on June 30, 2003 (the "Term").


         Section 4.     COMPENSATION OF EXECUTIVE.

                  4.1 BASE SALARY. During the Term, the Corporation shall pay to Executive an annual base salary of One Hundred Twenty Five Thousand Dollars ($125,000) for his services hereunder, less such deductions as shall be required to be withheld by applicable law and regulations. Executive's base salary, as in effect at any time, is hereinafter referred to as the "Base Salary."

                  4.2 TIME OF PAYMENT. Executive's Base Salary shall be paid in substantially equal installments on a basis consistent with the Corporation's payroll practices.

                  4.3   STOCK OPTION GRANTS.

                        (a) INITIAL OPTIONS. The Corporation agrees that, on the date of the Corporation's next annual meeting, Executive shall be granted options to acquire 100,000 shares of common stock of the Corporation (the "Initial Options"). The grant of the Initial Options is conditioned upon approval by the Corporation's stockholders of the Amendment of the Corporation's 1999 Stock Plan. The Initial Options (i) shall be granted pursuant to the Corporation's 1999 Stock Plan (ii) shall vest quarterly over the one year period following the date of grant and (iii) shall be exercisable after vesting at an exercise price equal to the closing market price on the trading day immediately prior to the Corporation's next annual meeting for the five year period following the date of grant, provided, however, that if Executive ceases to be either an employee or director of the Corporation, the exercise period shall be shortened in accordance with the Corporation's 1999 Stock Plan.

                        (b)  INITIAL STOCK GRANT. On the date of the
Corporation's next annual meeting, the Corporation shall grant Executive 10,000 shares of restricted common stock (the "Restricted Shares"). The restrictions on twenty five percent (25%) of the Restricted Shares shall lapse, and such Restricted Shares shall become unrestricted, at the end of each of the four quarters following the date of grant. In the event Executive ceases to be either an employee or director of the Corporation, the ownership of any Restricted Shares granted pursuant to this Section 4.3(b) that have not become unrestricted prior to the date that Executive ceases to be either an employee or director of the Corporation shall revert to the Corporation.

                        (c) OPTIONS PURSUANT TO OPTION LETTER. The Corporation agrees that pursuant to the Option Letter, on May 31, 2001, Executive shall be granted options to acquire 75,000 shares of common stock of the Corporation (the "Letter Options"). The grant of the Letter Options is conditioned upon approval by the Corporation's stockholders of the Amendment of the Corporation's 1999

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Stock Plan. The Letter Options (i) shall be granted pursuant to the
Corporation's 1999 Stock Plan, (ii) shall vest on May 31, 2001 and (iii) shall be exercisable at an exercise price of $7 for a period of five years from the date of grant, provided, however, that if Executive ceases to be either an employee or director of the Corporation, the exercise period shall be shortened in accordance with the Corporation's 1999 Stock Plan.

                        (d) TERMINATION OF OPTION LETTER; GRANT OF ANNUAL OPTIONS. The Corporation and Executive agree that, except for the obligation to grant options pursuant to Section 4.3(c), all obligations of the Corporation pursuant to the Option Letter shall be terminated and in lieu thereof, the Corporation agrees to make an annual option grant (each, an "Annual Option") to Executive on the following terms:

                        (i) an option to acquire 100,000 shares shall be granted on the date the Corporation's annual meeting is held in each of 2002, 2003, 2004 (each, a "Grant Date");

                        (ii) the Annual Options granted pursuant to this
                  Agreement shall be granted pursuant to the Corporation's 1999 Stock Plan or any other qualified or non-qualified stock incentive plan designated by the Board of Directors, which other plan has been approved by the stockholders of the Corporation;

                       (iii) 25% of each Annual Option will vest at the end of
                  each of the four full calendar quarters after the applicable Grant Date;

                        (iv) the exercise price for the Annual Options shall be
                  the lesser of (i) the closing market price on the applicable Grant Date or (ii) $13.50; and

                        (v) each Annual Option shall be exercisable after vesting for a period of five years from the Grant Date, provided, however, that if Executive ceases to be either an employee or director of the Corporation, the exercise period shall be shortened in accordance with the stock plan under which the Annual Option was granted.

In the event Executive ceases to be either an employee or director of the Corporation any Annual Option not yet granted pursuant to this Section 4.3(d) shall be forfeited as of the date Executive ceases to be either an employee or director of the Corporation, provided, however, that if Executive's employment shall have been terminated (or not extended) (i) by the Corporation other than For Cause or (ii) by Executive for Good Reason, then, in either case, any Annual Option not yet granted pursuant to this Section 4.3(d) shall be deemed to have been granted as of the date prior to the date of such termination.

                  4.4 EXPENSES. During the Term, the Corporation shall promptly reimburse Executive for all reasonable and necessary travel expenses and other disbursements incurred by Executive on behalf of the Corporation in performance of Executive's duties hereunder, assuming Executive has received prior approval for such travel expenses and disbursements by the Corporation to the extent possible, consistent with corporate practice with respect to the reimbursement of expenses incurred by the Corporation's senior executives.

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                  4.5   NON-ACCOUNTABLE EXPENSE ALLOWANCE. The Corporation shall
provide to Executive an annual One Hundred Twenty Five Thousand Dollar
($125,000) non-accountable expense allowance, which amount will be payable on a monthly basis.

                  4.6 BENEFITS. During the Term, Executive shall be entitled to participate in such pension, profit sharing, group insurance, option plans, hospitalization, and group health and benefit plans and all other benefits and plans as the Corporation provides to its senior executives.

         Section 5.     TERMINATION.

                  5.1 DEATH OR TOTAL DISABILITY. This Agreement shall terminate upon Executive's death or "Total Disability" (as defined in Section
6.1 below), and the Corporation shall be released from all obligations to Executive with respect to this Agreement, except obligations accrued prior to such termination.

                  5.2 TERMINATION FOR OTHER THAN DEATH OR DISABILITY. In the event Executive resigns or this is Agreement is terminated (by either party) for any reason or due to a Change of Control (as set forth in Section 5.3 hereof), then upon such occurrence, this Agreement shall be deemed terminated and the Corporation shall be released from all obligations to Executive with respect to this Agreement, except obligations that accrued prior to such termination.

                  5.3 CHANGE OF CONTROL. In the event of a Change of Control of the Corporation, (i) all outstanding unvested options granted to Executive prior to such Change of Control shall immediately vest, (ii) if Executive is an employee or director of the Corporation at the time of such Change of Control, all Annual Options which have not been granted pursuant to Section 4.3(d) prior to such Change of Control shall immediately be granted and vest and (iii) the exercise price of all outstanding unexercised options granted pursuant to
Section 4 of this Agreement shall be reduced to $7.00.

                  5.4 "FOR CAUSE". As used herein, the term "For Cause" shall mean:

                        (a) the conviction of, or pleading guilty or nolo contendere to, any crime, whether or not involving the Corporation, constituting a felony in the jurisdiction involved, which the Board of Directors, in its sole discretion, determines may have an injurious effect on the Corporation;

                        (b) the conviction of any crime involving moral turpitude; or

                        (c) gross negligence or willful misconduct in the conduct of Executive's duties or willful or repeated failure or refusal to perform such duties as may be delegated to Executive by the Office of the Chair (or, if no Office of the Chair exists, by the Board of Directors) which are consistent with Executive's position, and that as to any conduct concerning this subsection (c), such conduct is not corrected by Executive within fourteen (14) days following receipt by Executive of written notice from the Office of the Chair (or, if no Office of the Chair exists, from the Board of Directors), such notice to state with specificity the nature of the breach, failure or refusal, gross negligence or willful misconduct related to Executive's employment with the Corporation.

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                  5.5   "CHANGE OF CONTROL". As used herein, the term "Change of
Control" shall mean:

                        (a) When any "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Section 13(d) and 14(d) thereof including a "group" as defined in Section 13(d) of the Exchange Act, but excluding the Corporation or any subsidiary or any affiliate of the Corporation or any employee benefit plan sponsored or maintained by the Corporation or any subsidiary of the Corporation (including any trustee of such plan acting as trustee), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Corporation representing a majority of the combined voting power of the Corporation's then outstanding securities; or

                        (b) When, during any period of twenty-four (24) consecutive months, the individuals who, at the beginning of such period, constitute the Board of Directors (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or through the operation of this proviso; or

                        (c) The occurrence of a transaction requiring stockholder approval for the acquisition of the Corporation by an entity other than the Corporation or a subsidiary or an affiliated company of the Corporation through purchase of assets, or by merger, or otherwise.

                  5.6 "GOOD REASON" As used herein, the term "Good Reason" shall mean the occurrence of any of the following:

                        (a) the assignment to Executive, without his consent, of any duties inconsistent in any substantial and negative respect with his positions, duties, responsibilities and status with the Corporation as contemplated hereunder, if not remedied by the Corporation within thirty (30) days after receipt of written notice thereof from Executive;

                        (b) any removal of Executive, without his consent, from any positions or offices Executive held as contemplated hereunder (except in connection with the termination of Executive's employment by the Corporation For Cause or on account of Total Disability pursuant to the requirements of this Agreement), if not remedied by the Corporation within thirty (30) days after receipt of written notice thereof from Executive;

                        (c) a reduction by the Corporation of Executive's Base Salary as in effect as contemplated hereunder or a reduction in any formula used in computing Executive's compensation pursuant to Section

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         4 of this Agreement, except in connection with the termination of
         Executive's employment by the Corporation For Cause or due to Total Disability pursuant to the requirements of this Agreement;

                        (d) any termination of Executive's employment by the Corporation during the Term that is not effected pursuant to the requirements of this Agreement;

                        (e) any material breach by the Corporation of the terms of this Agreement that is not remedied by the Corporation within thirty
         (30) days after receipt of written notice thereof from Executive;

                        (f) the relocation of Executive's work location, without Executive's consent, to a place more than seventy five (75) miles from the location set forth herein; or

                        (g) failure by any successor to the Corporation to expressly assume all obligations of the Corporation under this Agreement, which failure is not remedied by the Corporation within thirty (30) days after receipt of written notice thereof from Executive.

         Section 6.     DISABILITY.

                  6.1 TOTAL DISABILITY. In the event that after Executive has failed, due to a disability, to have performed his regular and customary duties for a period of ninety (90) consecutive days or for any one hundred eighty (180) days out of any three hundred and sixty (360) day period, and before Executive has become "Rehabilitated" (as hereinbelow defined) a majority of the members of the Board of Directors of the Corporation, exclusive of Executive, may vote to determine that Executive is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment and upon the date of such majority vote, Executive shall be deemed to be suffering from a "Total Disability." As used herein, the term "Rehabilitated" shall mean such time as Executive is willing, able and commences to devote his time and energies to the affairs of the Corporation to the extent and in the manner that he did so prior to his disability.

                  6.2 PAYMENT DURING DISABILITY. In the event Executive is unable to perform his duties hereunder by reason of a disability, prior to the time such disability is deemed a Total Disability in accordance with the provisions of Section 6.1 above, the Corporation shall continue to pay Executive his Base Salary pursuant to Section 4.1 during the continuance of any such disability.

         Section 7. VACATIONS. Executive shall be entitled to a vacation of four (4) weeks per year, during which period his Base Salary shall be paid in full. Executive shall take his vacation at such time or times as Executive and the Corporation shall determine is mutually convenient.


         Section 8. DISCLOSURE OF CONFIDENTIAL INFORMATION. Executive recognizes that he has had and will continue to have access to secret and confidential information regarding the Corporation or any of its affiliates, including, but not limited to, confidential information and trade secrets concerning the Corporation's (or any of its affiliate's) working methods, processes, business and other plans, programs, designs, products, know-how, costs, marketing, promotion, sales activities, trading, investment, credit and

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financial data, manufacturing processes, financing methods, profit formulas, customer names, customer requirements and supplier names. Executive acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by Executive during the course of his employment, which is treated as confidential by the Corporation, including but not limited to its customer list, and not otherwise in the public domain. The provisions of this Section 8 shall survive Executive's employment hereunder.

         Section 9.     COVENANT NOT TO COMPETE.

                        (a) Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Corporation that Executive agree, and accordingly, Executive does hereby agree that, except as provided in Subsection (c) below, he shall not, directly or indirectly:

                        (i) at any time during the Term of this Agreement within the Restricted Area (as defined in Section 9(d) below), engage in any Competitive Business (as defined in Section 9(d) below), either on his own behalf or as an officer, director, stockholder, partner, principal, trustee, investor, consultant, associate, employee, owner, agent, creditor, independent contractor, co-venturer of any third party or in any other relationship or capacity; and

                        (ii) at any time during the twelve (12) month period
                  following the date Executive is no longer employed by the Corporation, engage in the design, manufacture, sale, marketing or distribution of branded or designer footwear, either on his own behalf or as an officer, director, stockholder, partner, principal, trustee, investor, consultant, associate, employee, owner, agent, creditor, independent contractor, co-venturer of any third party or in any other relationship or capacity.

                        (b) Executive hereby agrees that he will not, directly or indirectly, for or on behalf of himself or any third party, at any time during the Term of this Agreement (i) solicit any customers of the Corporation or (ii) solicit, employ or engage, or cause, encourage or authorize, directly or indirectly, to be employed or engaged, for or on behalf of himself or any third party, any employee or agent of the Corporation or any of its subsidiaries.

                        (c) This Section 9 shall not be construed to prevent Executive from owning, directly and indirectly, in the aggregate, an amount not exceeding one percent (1%) of the issued and outstanding voting securities of any class of any corporation whose voting capital stock is traded on a national securities exchange or in the over-the-counter market.

                        (d) The term "Restricted Area" as used in this Section 9 shall mean anywhere in the world. The term "Competitive Business" as used in this Agreement shall mean the design, manufacture, sale, marketing or distribution of branded or designer footwear.

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         Section 10.    MISCELLANEOUS.

                  10.1 ENFORCEMENT OF COVENANTS. The parties hereto agree that Executive is obligated under this Agreement to render personal services during the Term of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement peculiar value, and in the event of a breach of any covenant of Executive herein, the injury or imminent injury to the value and goodwill of the Corporation's business could not be reasonably or adequately compensated in damages in an action at law. Executive therefore agrees that the Corporation, in addition to any other remedies available to it, shall be entitled to seek specific performance, preliminary and permanent injunctive relief or any other equitable remedy against Executive, without the posting of a bond, in the event of any breach or threatened breach by Executive of any provision of this Agreement (including, but not limited to the provisions of Sections 8 and 9). Without limiting the generality of the foregoing, if Executive breaches any provision of Section 8 or 9 hereof, such breach will entitle the Corporation to enjoin Executive from disclosing any confidential information to any competing business and/or to enjoin such competing business from using any such confidential information. The rights and remedies of the parties hereto are cumulative and shall not be exclusive, and each party shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of the other under this Agreement, and the enforcement of one or more of such rights and remedies by a party shall in no way preclude such party from pursuing, at the same time or subsequently, any and all other rights and remedies available to it.

                  10.2 SEVERABILITY. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

                  10.3 ASSIGNMENTS. Neither Executive nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other, except the Corporation may transfer its rights and duties in connection with a sale of all or substantially all of its assets or in connection with a business combination (subject to Section 5.3 hereof).

                  10.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Executive's employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between Executive and the Corporation, and shall not be amended, modified or changed except by an instrument in writing executed by Executive and by an expressly authorized officer of the Corporation.

                  10.5 WAIVER. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this


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Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

                  10.6 BINDING EFFECT. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

                  10.7 HEADING. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  10.8 NOTICES. Any and all notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

                  10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to such State's conflicts of laws principles and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York, County of New York.

                  10.10 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date set forth above.


                                           STEVEN MADDEN, LTD.



                                           By:   /s/ STEVEN MADDEN
                                                 -------------------------------
                                                 Name:  Steven Madden
                                                 Title:  Chief Executive Officer


                                                 /s/ CHARLES KOPPELMAN
                                                 -------------------------------
                                                 Charles Koppelman

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